RESTATED ARTICLES OF INCORPORATION OF SIMULATIONS PLUS, INC. ARTICLE 1. The name of the corporation is: Simulations Plus, Inc. (the “Corporation”). ARTICLE 2. PURPOSE. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code. ARTICLE 3. SHARE STRUCTURE. The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be shares of common stock, par value $0.01 per share (the “Common Stock”). ARTICLE 4. LIABILITY OF DIRECTORS. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. ARTICLE 5. INDEMNIFICATION. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, as the same may be amended or replaced from time to time, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code, as the same may be amended or replaced from time to time. Exhibit 3.1